AGREEMENT AND PLAN OF MERGER

BETWEEN

RASER TECHNOLOGIES, INC. (a Delaware corporation),

AND

RASER TECHNOLOGIES, INC. (a Utah corporation)

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 17, 2007, between Raser Technologies, Inc., a Delaware corporation ("Raser Delaware"), and Raser Technologies, Inc., a Utah corporation ("Raser Utah").

RECITALS

     WHEREAS, Raser Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, Raser Utah is a corporation duly organized and existing under the laws of the State of Utah; and

     WHEREAS, the Board of Directors of Raser Delaware and the Board of Directors of the Raser Utah deem it advisable to merge Raser Utah with and into Raser Delaware so that Raser Delaware is the surviving corporation on the terms provided herein (the "Merger").

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I MERGER

     1.1 The Merger. After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Utah Revised Business Corporation Act (the "URBCA"), Raser Utah will merge with and into Raser Delaware and Raser Delaware shall file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL and Articles of Merger with the Utah Department of Commerce, Division of Corporations and Commercial Code in accordance with the provisions of URBCA and shall make all other filings or recordings required by Delaware or Utah law in connection with the Merger. The Merger shall become effective upon the later filing of such Certificate of Merger with the Secretary of State of the State of Delaware or of such Articles of Merger with the Utah Department of Commerce, Division of Corporations and Commercial Code or at such later time as may be provided for in such Certificate of Merger or

Articles of Merger (the "Effective Time"). Upon the Effective Time, the separate corporate existence of Raser Utah shall cease and Raser Delaware shall be the surviving corporation (the "Surviving Corporation").

     1.2 Conditions to the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (except as provided in this Agreement) of the following conditions:

     (a) This Agreement shall have been adopted by the sole stockholder of Raser Delaware, in accordance with the requirements of the DGCL and the Certificate of Incorporation and By-laws of Raser Delaware; and

     (b) This Agreement shall have been adopted by holders of at least a majority of all the votes entitled to be cast thereon of Raser Utah in accordance with the requirements of the URBCA and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Raser Utah.

     1.3 Transfer, Conveyance and Assumption. At the Effective Time, Raser Delaware shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of Raser Delaware, and all of the assets and property of whatever kind and character of Raser Utah shall vest in Raser Delaware, as the Surviving Corporation, without further deed; thereafter, Raser Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Raser Utah, and any claim or judgment against Raser Utah may be enforced against Raser Delaware, as the Surviving Corporation, in accordance with applicable provisions of the DGCL and the URBCA.

1.4	Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Raser

Delaware as in effect immediately prior to the Effective Time shall be amended in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

     (b) At the Effective Time, the By-laws of Raser Delaware as in effect immediately prior to the Effective Time shall be amended in its entirety as set forth in Exhibit B hereto, and, as so amended, shall be the By-laws of the Surviving Corporation.

     1.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors and officers of Raser Utah serving as directors or officers of Raser Utah immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF STOCK

2.1	Conversion of Stock.

(a) Each then-outstanding share of Common Stock, par value of $.01 per share, of Raser Utah (the "Utah Common Stock") shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one share of Common Stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Common Stock").

     (b) Each then-outstanding share of Common Stock, par value of $.01 per share, of Raser Delaware shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled for no consideration.

2.2	Options and Warrants.

(a) Each then-outstanding option to purchase shares of Utah Common

Stock (each, an "Option") shall be converted into one option to purchase, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Surviving Common Stock as is equal to the number of shares of Utah Common Stock that were subject thereto. All terms and conditions of each Option shall otherwise remain unchanged.

     (b) Each then-outstanding warrant to purchase shares of Utah Common Stock (each, a "Warrant") outstanding immediately prior to the Effective Time shall be converted into one warrant to purchase, on the same terms and conditions as were applicable under such Warrant at the Effective Time, such number of shares of Surviving Common Stock as is equal to the number of shares of Utah Common Stock that were subject thereto. All terms and conditions of each Warrant shall otherwise remain unchanged.

     2.3 Stock Certificates. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of the Common Stock, par value of $.01 per share, of Raser Utah shall be deemed for all purposes to evidence ownership of and to represent the shares of Raser Delaware in which the shares of Raser Utah represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and any other distributions upon the shares of Raser Delaware represented by such outstanding certificate as provided above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Raser Delaware. Raser Delaware hereby represents and warrants that it:

     (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

     (b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

     (c) is not in violation of any provisions of its Certificate of Incorporation or By-laws; and

     (d) has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the sole stockholder of Raser Delaware in accordance with the DGCL and its Certificate of Incorporation and By-laws, to consummate the Merger and the other transactions contemplated by this Agreement.

     3.2 Representations and Warranties of Raser Utah. Raser Utah hereby represents and warrants that it:

     (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

     (b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

     (c) is not in violation of any provisions of its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws; and

     (d) has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the shareholders of Raser Utah in accordance with the URBCA and its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV TERMINATION

     4.1 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by either the Board of Directors of Raser Delaware or the Board of Directors of Raser Utah, notwithstanding the adoption of this Agreement by the sole stockholder of Raser Delaware or the shareholders of Raser Utah.

ARTICLE V

FURTHER ASSURANCES

     5.1 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance in law or any other acts are necessary or desirable to (i) vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Raser Utah acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Raser Utah and its proper officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of Raser Utah or otherwise to take any and all such action.

ARTICLE VI MISCELLANEOUS

     6.1 Amendment. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Raser Delaware and the Board of Directors of Raser Utah, whether before or after the adoption of this Agreement by the sole stockholder of Raser Delaware and the shareholders of Raser Utah; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such sole stockholder of Raser Delaware or the shareholders of Raser Utah without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Raser Delaware and Raser Utah.

     6.2 No Waivers. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     6.3 Assignment; Third Party Beneficiaries. Neither this Agreement, nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

     6.4 Governing Law. This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to the laws of the State of Delaware.

     6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.6 Entire Agreement. This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are not other agreements or understandings, written or oral, among the parties, relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

RASER TECHNOLOGIES, INC., a Delaware corporation

\s\ Brent M. Cook By:: Brent M. Cook Title: President

RASER TECHNOLOGIES, INC., a Utah corporation

\s\ Brent M. Cook By: Brent M. Cook Title: Chief Executive Officer

CERTIFICATE OF THE SECRETARY

OF

RASER TECHNOLOGIES, INC.

     The undersigned, being the Secretary of Raser Technologies, Inc., a Delaware corporation ("Raser Delaware"), does hereby certify pursuant to Section 252 of the General Corporation Law of the State of Delaware that the sole stockholder of Raser Delaware duly adopted this Agreement and Plan of Merger by a written consent to action without a meeting pursuant to and in accordance with Section 228 of the General Corporation Law of the State of Delaware.

\s\ Richard D. Clayton Name: Richard D. Clayton Title: Secretary Date: April 17, 2007